Joint News Release

   Partners Preferred Yield III, Inc.
   Public Storage, Inc.
   701 Western Avenue
   P.O. Box 25050
   Glendale, CA  91221-5050
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                                         For Release:   Immediately
                                         Date:          August 15, 1996
                                         Contact:       Mr. Harvey Lenkin
                                                        (818) 244-8080

   GLENDALE, California--Partners Preferred Yield III, Inc. (AMEX:PYC) and Public Storage, Inc. (NYSE:PSA) announced today that the corporations had agreed, subject to certain conditions, to merge. In the merger, PYC would be merged with and into PSA, and each outstanding share of PYC's Common Stock Series A would be converted, at the election of the shareholders of PYC, into either shares of PSA Common Stock or, with respect to up to 20% of the PYC Common Stock, $20.47 in cash. This dollar amount has been based on PYC's estimated net asset value (the appraised value of PYC's real estate assets as of June 30, 1996 and the estimated book value of PYC's other net assets as of December 31, 1996). The number of shares of PSA Common Stock will be based on dividing this same dollar amount by the average of the per-share closing prices on the New York Stock Exchange for a specified period prior to PYC's shareholders' meeting. In the event of the merger, additional distributions would be made to shareholders of PYC to cause PYC's estimated net asset value as of the effective date of the merger to be substantially equivalent to its estimated net asset value as of December 31, 1996. If additional distributions are required in order to satisfy PYC's real estate investment trust distribution requirements, the number of shares of PSA's Common Stock issued in the merger and the amount receivable upon a cash election would be reduced on a pro rata basis in an aggregate amount equal to such distributions. The merger is conditioned on, among other requirements, receipt of a satisfactory fairness opinion by PYC and approval by the shareholders of PYC. It is expected that any merger would close in December 1996.

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